PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
March 25, 2014

Contact:     Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2013 FOURTH QUARTER
AND FULL YEAR RESULTS AND ANNOUNCES 2014 OUTLOOK

•	FOURTH QUARTER NON-GAAP EPS OF $1.43 EXCEEDED GUIDANCE OF $1.40; GAAP LOSS PER SHARE WAS $(0.46)

•	FULL YEAR NON-GAAP EPS OF $7.03 EXCEEDED GUIDANCE OF $7.00; GAAP EPS WAS $1.74

•	COMPANY MADE $500 MILLION OF DEBT REPAYMENTS DURING 2013

•	2014 NON-GAAP EPS PROJECTED TO INCREASE TO $7.40 TO $7.50, DESPITE ONGOING INVESTMENTS AND AN UNCERTAIN MACROECONOMIC ENVIRONMENT

New York, New York - PVH Corp. [NYSE: PVH] reported 2013 fourth quarter and full year results.

Non-GAAP Amounts:
The discussions of results in this release that refer to non-GAAP amounts exclude the items which are described in this release under the heading “Non-GAAP Exclusions.” Reconciliations of GAAP to non-GAAP amounts are presented later in this release and identify and quantify all excluded items.

Overview of Fourth Quarter Results:

•	Earnings per share on a non-GAAP basis was $1.43, which exceeded the Company’s guidance of $1.40, as compared to $1.60 in the prior year’s fourth quarter.

•	GAAP loss per share was $(0.46) as compared to the prior year’s fourth quarter earnings per share of $1.09.

•
Revenue increased 25% to $2.052 billion, as compared to $1.636 billion in the prior year’s fourth quarter. The increase over the prior year was principally driven by the addition of approximately $479 million of revenue related to the acquired Warnaco businesses, net of the reduction in licensing revenue attributable to Warnaco. Also contributing to the increase was revenue growth of $18 million, or 2%, in the Company’s Tommy Hilfiger and pre-acquisition Calvin Klein businesses. Partially offsetting these increases was a revenue decline of $81 million, or 19%, in the Company’s pre-acquisition Heritage Brands businesses, of which $75 million was lost revenue resulting from the sale of the G.H. Bass & Co. business on the first day of the quarter.

CEO Comments:
Emanuel Chirico, Chairman and Chief Executive Officer, noted, “2013 was a transformational year for PVH, beginning with the February 2013 Warnaco acquisition, followed by the sale of our Bass retail business in November 2013. We believe that these strategic actions will strengthen our company over the long-term and position us to deliver improved financial returns, as we focus our efforts on our higher margin businesses.”
Commenting on the fourth quarter and full year results, Mr. Chirico stated, “We are pleased with our 2013 fourth quarter results, which exceeded our previous guidance for earnings per share, despite the difficult retail environment. Our pre-acquisition Calvin Klein and Tommy Hilfiger businesses performed well and continued to demonstrate their significant global growth prospects. We have also been pleased with the performance of our newly acquired Calvin Klein businesses in Asia and Brazil, as well as our global underwear business. While our newly acquired Calvin Klein jeans business, particularly in North America and Europe, struggled in 2013, we believe that our focused investments will drive future profitability.”
Mr. Chirico further commented, “The Warnaco integration continues to progress with strategic investments well underway and we have made significant progress towards building a solid foundation for our future across the global Calvin Klein jeans and underwear businesses. We began investing in areas such as filling key open positions, enhancing the existing operating infrastructure, restructuring our customer distribution in various regions, upgrading the quality and design of the Calvin Klein jeans product, and elevating the Calvin Klein presentation at retail. We believe that these investments, which will continue through 2014, will allow us to unlock the full global potential of the Calvin Klein businesses over the long-term.”
Mr. Chirico concluded, “While the global retail landscape continues to be volatile, we believe that through the power of our designer lifestyle brands led by Calvin Klein and Tommy Hilfiger, we can successfully navigate this uncertain market environment, improve the performance of the acquired Calvin Klein businesses and achieve our 2014 guidance. 2014 will represent a year of two stories – Fall 2014 will reflect the first season of product from our newly established design and sourcing teams and presented in an enhanced retail presentation, while the first half will be pressured by our ongoing planned strategic investments and the continuing difficult macroeconomic environment. We remain firm in our belief that the investments in our newly acquired businesses, the sound execution of our business strategies and the expansion of our brands globally will position us to deliver long-term growth and stockholder value.”
Fourth Quarter Business Review:
Due to the 53rd week in 2012, the Company’s fourth quarter of 2012 included fourteen weeks of operations, as compared to thirteen weeks in 2013. Fourth quarter 2013 comparable store sales are more appropriately compared with the thirteen week period ended February 3, 2013. All comparable store sales discussed in this release are presented on this shifted basis.

Calvin Klein
Revenue in the Calvin Klein business increased $371 million to $688 million from $317 million in the prior year’s fourth quarter. $364 million of the increase was attributable to the acquired businesses, net of the reduction in licensing revenue attributable to Warnaco. Total revenue for the pre-acquisition wholesale and retail businesses was relatively flat as compared to the prior year’s fourth quarter primarily due to flat retail comparable store sales and one less week of revenue in 2013. With respect to the newly acquired businesses, the North America underwear business performed well and exceeded plan, while the North America jeans business continued its weak performance, as the Company focused on transitioning to elevated product for Fall 2014 and completed clearing excess inventory. Calvin Klein International comparable store sales increased 1%. The Calvin Klein businesses in Brazil and Asia continued to exceed expectations. Within Asia, the China business maintained solid growth and the Korea business again showed improving trends as compared to previous quarters. The Calvin Klein business in Europe remained under pressure primarily due to the Company’s initiative to restructure the sales distribution mix in this region and the business’ concentration in Southern Europe, in particular Italy.

Royalty revenue in the fourth quarter decreased $23 million from the prior year amount, primarily resulting from the loss of Warnaco royalties and the expiration of a long-term contractual agreement related to royalties in the North America women’s sportswear business, which together totaled $29 million. Excluding these two items, royalty revenue increased 14%, driven by strength in women’s apparel, watches, handbags and accessories.

Earnings before interest and taxes on a non-GAAP basis for the Calvin Klein business was $86 million as compared to $74 million on a GAAP basis in the prior year’s fourth quarter, due principally to the addition of revenue related to the newly acquired businesses, partially offset by the cost of strategic investments in those businesses.

GAAP earnings before interest and taxes for the Calvin Klein business was $23 million as compared to $74 million in the prior year’s fourth quarter. The decline was principally driven by the Warnaco integration and restructuring costs incurred during the fourth quarter of 2013, partially offset by the net non-GAAP earnings increase discussed above.

Tommy Hilfiger
Revenue in the Tommy Hilfiger business increased 1% to $902 million as compared to $891 million in the prior year’s fourth quarter. Flat revenue in the Tommy Hilfiger North America business relative to last year reflected relatively flat retail comparable store sales combined with one less week of revenue in the fourth quarter of 2013. Revenue in the Tommy Hilfiger International business increased 2% as compared to the prior year’s fourth quarter, driven by a 10% increase in each of the European wholesale and European retail businesses, including 7% retail comparable store sales growth. Also contributing to the European revenue growth was the positive impact of foreign currency translation resulting from a stronger Euro in the fourth quarter of 2013 as compared with the prior year period. These increases were partially offset by the continued underperformance in Japan, combined with the negative impact of foreign currency translation resulting from a weaker Yen as compared with the prior year period.

Earnings before interest and taxes for the Tommy Hilfiger business increased 15% to $118 million (which was in accordance with GAAP) from $102 million (which was on a non-GAAP basis) in the prior year’s fourth quarter, principally driven by the net revenue increase discussed above, gross margin improvement in Europe and a reduction in operating expenses due, in part, to synergies achieved in Europe as a result of the Warnaco acquisition. GAAP earnings before interest and taxes for the Tommy Hilfiger business increased 22% from $96 million in the prior year’s fourth quarter for the same reasons as the non-GAAP earnings increase discussed above and the absence in 2013 of $6 million of costs incurred in connection with the Tommy Hilfiger integration and the related restructuring.

Heritage Brands
Total revenue for the Heritage Brands business increased $34 million, or 8%, to $462 million, as compared to $428 million in the prior year’s fourth quarter. The newly acquired Speedo, Warner’s and Olga businesses contributed $115 million of this increase, which was partially offset by the loss of $75 million of revenue related to the sale of the Bass business on the first day of the fourth quarter of 2013. Excluding the Bass impact, revenue for the pre-acquisition Heritage Brands businesses decreased 2%, as a 3% increase in the pre-acquisition Heritage Brands wholesale business was more than offset by a 7% decline in comparable store sales and a revenue reduction due to square footage contraction resulting from closing underperforming stores in the Heritage Brands retail business.

Earnings before interest and taxes for the Heritage Brands business was $29 million on a non-GAAP basis, as compared to $27 million (which was in accordance with GAAP) in the prior year’s fourth quarter. The increase was principally driven by the net increase in revenue discussed above, partially offset by gross margin pressure attributable to higher promotional activity in the fourth quarter of 2013.

On a GAAP basis, earnings before interest and taxes for the Heritage Brands business was $21 million as compared to $27 million in the prior year’s fourth quarter. This decrease was principally due to Warnaco integration and restructuring costs incurred during the current year’s fourth quarter, which more than offset the non-GAAP earnings increase discussed above.

Fourth Quarter Consolidated Earnings:
On a non-GAAP basis, earnings before interest and taxes increased 15% to $207 million from $180 million in the prior year’s fourth quarter.

Earnings before interest and taxes on a GAAP basis was $160 million as compared to $110 million in the prior year’s fourth quarter. The earnings increase was primarily due to (i) the same reasons as for the net non-GAAP earnings increase in the Company’s businesses discussed above; (ii) an $81 million increase due to retirement plan actuarial gains in 2013, as compared to actuarial losses in 2012; and (iii) the absence in 2013 of $6 million of costs related to the integration of Tommy Hilfiger and the related restructuring, partially offset by an increase over the prior year of $62 million of Warnaco integration and restructuring costs.

Net interest expense increased to $45 million (which was in accordance with GAAP) as compared to $28 million on a non-GAAP basis in the prior year’s fourth quarter, due to an increase in the Company’s total indebtedness incurred at the time of the Warnaco acquisition. GAAP net interest expense was $31 million in the prior year’s fourth quarter. During the fourth quarter of 2013, the Company made debt repayments totaling $297 million on its outstanding term loans, which brought total 2013 debt repayments to $500 million.

Retrospective Adjustment of Warnaco Purchase Price Allocation:
During the fourth quarter of 2013, the Company retrospectively adjusted the fair value of the order backlog recorded in connection with the Warnaco acquisition. The related order backlog amortization expense for the first and second quarters of 2013 was reduced as a result of this fair value adjustment. The Company’s non-GAAP results were not impacted by this adjustment, as costs incurred in connection with the acquisition, integration and related restructuring of Warnaco, including short-lived valuation adjustments and amortization, were excluded on a non-GAAP basis during 2013.

Refer to Appendix A later in this release for a further discussion of this adjustment and the restated prior period GAAP quarterly financial results.

Full Year 2013 Consolidated Results:

•	On a non-GAAP basis, earnings per share was $7.03 as compared to $6.58 in 2012.

•	GAAP earnings per share was $1.74 as compared to $5.87 in 2012.

•	Revenue on a non-GAAP basis increased $2.173 billion, or 36%, to $8.216 billion as compared to the prior year’s amount of $6.043 billion (which was in accordance with GAAP). Driving the increase was:

◦
A $1.646 billion increase in the Calvin Klein business as compared to 2012, driven by (i) the addition of $1.525 billion attributable to the acquired Warnaco businesses, net of the reduction in licensing revenue attributable to Warnaco; (ii) an 8% increase in the pre-acquisition North America wholesale business; and (iii) an increase in the North America retail business driven by 3% comparable store sales growth and square footage expansion. Royalty revenue decreased 31% as compared to the prior year, principally due to the loss of Warnaco royalties and the expiration of a long-term contractual agreement related to royalties in the North America women’s sportswear business, which together totaled $105 million. Excluding the expiration of this contract and the loss of Warnaco royalties, royalty revenue increased 11%, driven by strength in women’s apparel, handbags and accessories, as well as men’s and women’s outerwear.

◦
A 7%, or $216 million, increase in the Tommy Hilfiger business as compared to 2012. Revenue in the Tommy Hilfiger North America business increased 8%, principally driven by 4% retail comparable store sales growth, retail square footage expansion and double-digit growth in the North America wholesale business. Revenue in the Tommy Hilfiger International business increased 6%. Growth in Europe was driven by a 6% European retail comparable store sales increase, retail square footage expansion and a 9% increase in the European wholesale business, and also included a positive impact of foreign currency translation due to a stronger Euro compared with the prior year. These increases were partially offset by underperformance in Japan, where the Company continued its efforts to reposition the brand. The business in Japan was also negatively impacted by foreign currency translation due to a weaker Yen in 2013.

◦
A 19%, or $311 million, increase in the Heritage Brands business compared to 2012, driven by (i) the addition of $450 million attributable to the newly acquired Speedo, Warner’s and Olga businesses; and (ii) a $19 million increase in the pre-acquisition ongoing wholesale businesses, partially offset by (a) the loss of $75 million related to the exited Bass business; (b) the loss of $42 million related to the Izod women’s and Timberland wholesale sportswear businesses exited in 2012; and (c) a comparable store sales decline of 7% in the retail business due, in large part, to weak performance at Bass during the first three quarters of 2013.

•
GAAP revenue of $8.186 billion was $30 million lower than non-GAAP revenue for the year. The difference is attributable to sales returns accepted from certain Warnaco Asia wholesale customers during the first quarter of 2013 in an initiative to reduce excess inventory levels.

•	On a non-GAAP basis, earnings before interest and taxes increased $215 million over 2012 to $967 million due to:

◦
A $147 million increase in the Calvin Klein business, driven primarily by the addition of revenue related to the acquired Warnaco businesses, partially offset by the cost of strategic initiatives in those businesses in the second half of 2013, combined with strong growth in the Company’s pre-acquisition businesses.

◦	A $42 million increase in the Tommy Hilfiger business, principally due to the revenue increase mentioned above.

◦
A $40 million increase in the Heritage Brands business, driven by (i) the addition of earnings related to the newly acquired Speedo, Warner’s and Olga businesses; and (ii) growth in the Company’s ongoing pre-acquisition wholesale businesses, partially offset by weakness in the Heritage Brands retail business.

◦	A $13 million increase in corporate expenses, due principally to the addition of Warnaco corporate expenses, net of savings and synergies realized from the acquisition.

•
GAAP earnings before interest and taxes decreased $147 million to $513 million as compared to $660 million in the prior year. The earnings decrease was primarily due to (i) an increase over the prior year of $468 million of costs related to the acquisition, integration, restructuring and debt modification and extinguishment charges related to the Warnaco acquisition; and (ii) a $20 million loss recorded in connection with the sale of the Bass business, including related costs. These decreases were partially offset by (i) $24 million of income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; (ii) an $81 million increase due to retirement plan actuarial gains in 2013, as compared to actuarial losses in 2012; (iii) the absence in 2013 of $21 million of costs related to the integration of Tommy Hilfiger and the related restructuring; and (iv) the net non-GAAP earnings increase discussed above. Of the $510 million of acquisition, integration, restructuring and debt modification and extinguishment charges related to the Warnaco acquisition incurred during 2013, approximately $215 million were non-cash, most of which relate to short-lived valuation adjustments and amortization.

•
On a non-GAAP basis, net interest expense increased to $184 million as compared to $114 million in the prior year, due to an increase in the Company’s total indebtedness incurred in connection with the Warnaco acquisition. GAAP net interest expense was $185 million as compared to $117 in the prior year. During 2013, the Company made debt repayments totaling $500 million on its outstanding term loans.

•
On a non-GAAP basis, the effective tax rate was 25.8% as compared to 23.8% in the prior year. The GAAP effective tax rate was 56.4% as compared to 20.1% for the prior year. The increase in the GAAP effective tax rate as compared to the prior year was due principally to recording an increase to the Company’s previously-established liability for an uncertain tax position related to European and U.S. transfer pricing arrangements.

2014 Guidance:
In 2014, the Company expects its results to be impacted by the following: (i) approximately $25 million of incremental planned investments across the Company’s acquired businesses focused on people, infrastructure, point of sale marketing, customer distribution restructuring and e-commerce in the first half of 2014; (ii) approximately $0.15 per share negative impact from foreign currency due, in large part, to changes in the Canadian Dollar and Brazilian Real; and (iii) approximately $0.10 per share negative impact from the exited Bass retail business.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Full Year Guidance
Earnings per share is currently projected to be in a range of $7.40 to $7.50 on a non-GAAP basis, as compared to $7.03 in 2013, or an increase of 5% to 7%.

Revenue in 2014 is currently projected to increase 3% to approximately $8.5 billion, inclusive of a negative impact of $176 million, or 2%, attributable to the exit from the Bass business. It is currently projected that revenue for the Calvin Klein business in 2014 will increase approximately 5%. Revenue for the Tommy Hilfiger business in 2014 is currently expected to increase approximately 7%. Revenue for the ongoing Heritage Brands business in 2014 is currently projected to increase approximately 4%. Including the negative impact related to the sale of the Bass business, revenue for the Heritage Brands business is currently projected to decrease approximately 5%.

Net interest expense is expected to be approximately $145 million in 2014, as anticipated debt payments of approximately $400 million in 2014, combined with the effect of debt payments made during 2013 and the recent refinancing of the Company’s term loans and redemption of its 7 3/8% senior notes in the first quarter of 2014, are expected to result in a decrease to net interest expense as compared to 2013. The Company currently estimates that the 2014 effective tax rate will be between 23.5% and 24.5%.

The Company’s non-GAAP 2014 earnings per share estimate excludes approximately $100 million of pre-tax costs associated with the Warnaco integration and related restructuring and approximately $90 million of pre-tax costs associated with the refinancing of the Company’s term loans and the redemption of its 7 3/8% senior notes due 2020. (Please see section entitled “Non-GAAP Exclusions” for details on these pre-tax items.)

First Quarter Guidance
In light of the difficult macroeconomic environment, the Company is being cautious in its first quarter outlook. On a non-GAAP basis, earnings per share for the first quarter is projected to be in a range of $1.45 to $1.50, as compared to $1.91 in the prior year’s first quarter.

Revenue in the first quarter of 2014 is currently expected to be approximately $2.0 billion, which represents an increase as compared to 2013 of approximately 2% on a non-GAAP basis and approximately 3% on a GAAP basis. This estimate is inclusive of a negative impact of $47 million, or 2%, attributable to the exited Bass business. It is currently projected that revenue for the Calvin Klein business in the first quarter of 2014 will increase approximately 4% on a non-GAAP basis and approximately 9% on a GAAP basis. Revenue for the Tommy Hilfiger business in the first quarter of 2014 is currently expected to increase approximately 6%. Revenue for the Heritage Brands business in the first quarter of 2014 is currently expected to decrease approximately 8%, which includes a 9% negative impact related to the sale of the Bass business in 2013.

The Company projects that first quarter 2014 net interest expense will be approximately $40 million. The Company currently estimates that the 2014 first quarter tax rate will be between 24.5% and 25.5%. The 2014 first quarter tax rate accounts for a decrease of approximately $0.10 per share versus the 2013 first quarter non-GAAP tax rate, which was favorably impacted by the timing of discrete items.

The Company’s first quarter 2014 earnings per share estimate excludes approximately $40 million of pre-tax costs associated with the integration and related restructuring of Warnaco and approximately $90 million of pre-tax costs associated with the refinancing of the Company’s term loans and the redemption of its 7 3/8% senior notes due 2020. (Please see section entitled “Non-GAAP Exclusions” for details on these pre-tax costs.)

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•
Pre-tax costs of approximately $100 million expected to be incurred in 2014 in connection with the integration of Warnaco and the related restructuring, of which approximately $40 million is expected to be incurred in the first quarter.

•
Pre-tax costs of approximately $90 million associated with the refinancing of the Company’s term loans and the redemption of its 7 3/8% senior notes due 2020, which were incurred in the first quarter of 2014.

•	A revenue reduction of $30 million in the first quarter of 2013, due to sales returns accepted from certain Warnaco Asia wholesale customers to reduce excess inventory levels.

•
Pre-tax costs of $511 million incurred in 2013 in connection with the acquisition, integration and related restructuring of Warnaco, including costs associated with the Company’s debt modification and extinguishment completed at the time of the Warnaco acquisition, and the sales returns mentioned above, of which $224 million was incurred in the first quarter, $128 million was incurred in the second quarter, $61 million was incurred in the third quarter and $99 million was incurred in the fourth quarter. Approximately $215 million of the acquisition, integration and related restructuring charges incurred in 2013 were non-cash charges, the majority of which were short-lived valuation adjustments and amortization.

•	Pre-tax income of $24 million due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition.

•
A pre-tax loss of $20 million, including related costs, incurred in 2013 in connection with the sale of substantially all of the assets of the Bass business, which closed on November 4, 2013, of which $19 million was incurred in the third quarter and $1 million was incurred in the fourth quarter.

•	Pre-tax income of $53 million recorded in the fourth quarter of 2013 related to recognized actuarial gains on retirement plans.

•
A tax expense of $120 million recorded in the fourth quarter of 2013 in connection with an increase to the Company’s previously-established liability for an uncertain tax position related to European and U.S. transfer pricing arrangements.

•
A tax expense of $5 million recorded in the fourth quarter of 2013 associated with various Warnaco integration activities and various adjustments to liabilities for changes in estimates in uncertain tax positions.

•	2012 pre-tax costs of $21 million incurred principally in connection with the integration of Tommy Hilfiger and the related restructuring, of which $3 million was incurred in the first quarter, $5 million was incurred in the second quarter, $7 million was incurred in the third quarter and $6 million was incurred in the fourth quarter.

•	2012 pre-tax costs of $46 million incurred in connection with the acquisition of Warnaco, of which $6 million was incurred in the third quarter and $40 million was incurred in the fourth quarter.

•	A pre-tax expense of $28 million recorded in the fourth quarter of 2012 related to recognized actuarial losses on retirement plans.

•
A $14 million tax benefit in 2012 related to the recognition of previously unrecognized net operating loss assets and tax credits, of which $5 million was recorded in the third quarter and $9 million was recorded in the fourth quarter.

•
Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

Please see Tables 1 through 8 and the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its year end earnings release is scheduled for Wednesday, March 26, 2014 at 9:00 a.m. EDT. Please log on either to the Company’s web site at www.pvh.com and go to the Press Releases page under the Investors tab or to www.companyboardroom.com to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com or www.companyboardroom.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode #5792385. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged, and will have to use a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from its acquisition of The Warnaco Group, Inc. (“Warnaco”); (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including, without limitation, the ability to integrate an acquired entity, such as Warnaco, into the Company with no substantial adverse effect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In thousands, except per share data)

	Quarter Ended		Year Ended
	2/2/14	2/3/13	2/2/14	2/3/13

Net sales	$1,953,491	$1,506,910	$7,806,140	$5,540,821
Royalty revenue	75,606	98,102	290,677	370,019
Advertising and other revenue	23,122	31,188	89,534	132,159
Total revenue	$2,052,219	$1,636,200	$8,186,351	$6,042,999

Gross profit on net sales	$970,815	$751,366	$3,839,059	$2,747,052
Gross profit on royalty, advertising and other revenue	98,728	129,290	380,211	502,178
Total gross profit	1,069,543	880,656	4,219,270	3,249,230

Selling, general and administrative expenses	909,539	771,172	3,673,469	2,594,315

Debt modification and extinguishment costs			40,395

Equity in income of unconsolidated affiliates, net	0	404	8,056	5,447

Earnings before interest and taxes	160,004	109,888	513,462	660,362

Interest expense, net	45,400	31,367	184,696	117,250

Pre-tax income	114,604	78,521	328,766	543,112

Income tax expense (benefit)	152,168	(2,227)	185,284	109,272

Net (loss) income	(37,564)	80,748	143,482	433,840

Less: Net loss attributable to redeemable non-controlling interest	(103)		(55)

Net (loss) income attributable to PVH Corp.	$(37,461)	$80,748	$143,537	$433,840

Diluted net (loss) income per common share attributable to PVH Corp.(1)	$(0.46)	$1.09	$1.74	$5.87

	Quarter Ended		Year Ended
	2/2/14	2/3/13	2/2/14	2/3/13

Depreciation and amortization expense	$70,494	$37,812	$313,594	$140,356

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net (loss) income per common share to non-GAAP net income per common share.

PVH CORP.
Non-GAAP Measures
(In thousands, except per share data)

The Company believes presenting its results excluding (i) the costs incurred in 2013 and 2012 in connection with its acquisition and integration of The Warnaco Group, Inc. (“Warnaco”) and the related restructuring; (ii) the loss incurred in 2013 in connection with the sale of substantially all of the assets of its G.H. Bass & Co. (“Bass”) business, including related costs; (iii) the income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; (iv) the costs incurred in 2013 in connection with the Company’s debt modification and extinguishment; (v) the interest expense incurred in 2013 prior to the Warnaco acquisition closing date and 2012 related to the $700 million of senior notes issued in 2012; (vi) the costs incurred in 2012 in connection with its integration of Tommy Hilfiger and the related restructuring; (vii) the recognized actuarial gains and losses on retirement plans in 2013 and 2012; (viii) the tax effects associated with the foregoing items; (ix) non-recurring discrete tax items related to the Warnaco integration; (x) a non-recurring discrete tax item attributable to an increase to the Company’s previously-established liability for an uncertain tax position related to European and U.S. transfer pricing arrangements and (xi) the tax benefit in 2012 resulting from recognition of previously unrecognized net operating loss assets and tax credits, which are on a non-GAAP basis for each year, provides useful additional information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding certain of the items described above are also the basis for certain incentive compensation calculations.

The following table presents the Company’s non-GAAP measures that are discussed in this release. Please see Tables 1 through 8 for reconciliations of the GAAP amounts to non-GAAP amounts.

	Quarter Ended		Year Ended
	2/2/14	2/3/13	2/2/14	2/3/13

Non-GAAP Measures
Total revenue(1)			$8,216,351
Total gross profit(2)	$1,078,282		4,304,855
Selling, general and administrative expenses(3)	871,471	$700,756	3,345,984	$2,503,069
Earnings before interest and taxes(4)	206,811	180,304	966,927	751,608
Interest expense, net(5)		27,711	183,856	113,594
Income tax expense(6)	42,502	34,059	202,133	151,654
Net income attributable to PVH Corp.(7)	119,012	118,534	580,993	486,360
Diluted net income per common share attributable to PVH Corp.(8)	$1.43	$1.60	$7.03	$6.58

Depreciation and amortization expense(9)	$67,520		$230,211

(1) Please see Table 2 for reconciliations of GAAP revenue to non-GAAP revenue.
(2) Please see Table 4 for reconciliations of GAAP gross profit to non-GAAP gross profit.
(3) Please see Table 5 for reconciliations of GAAP selling, general and administrative expenses (“SG&A”) to non-GAAP SG&A.
(4) Please see Table 3 for reconciliations of GAAP earnings before interest and taxes to non-GAAP earnings before interest and taxes.
(5) Please see Table 6 for reconciliations of GAAP interest expense to non-GAAP interest expense.
(6)    Please see Table 7 for reconciliations of GAAP income tax expense (benefit) to non-GAAP income tax expense and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(7) Please see Table 1 for reconciliations of GAAP net (loss) income to non-GAAP net income.
(8) Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net (loss) income per common share to non-GAAP net income per common share.
(9) Please see Table 8 for reconciliations of GAAP depreciation and amortization expense to non-GAAP depreciation and amortization expense.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In thousands, except per share data)

Table 1 - Reconciliation of GAAP net (loss) income to non-GAAP net income

	Quarter Ended		Year Ended
	2/2/14	2/3/13	2/2/14	2/3/13

Net (loss) income attributable to PVH Corp.	$(37,461)	$80,748	$143,537	$433,840

Diluted net (loss) income per common share attributable to PVH Corp.(1)	$(0.46)	$1.09	$1.74	$5.87

Items excluded:

Gross profit associated with Warnaco acquisition (including short-lived non-cash inventory valuation adjustments)	8,739		85,585

Actuarial (gains) losses on retirement plans (recorded in SG&A)	(52,539)	28,142	(52,539)	28,142

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	86,858	36,167	300,722	42,579

Loss recorded on the sale of Bass (recorded in SG&A)	775		20,228

SG&A impact of the amendment of an unfavorable contract			(24,309)

SG&A expenses associated with Tommy Hilfiger integration and related restructuring		6,107		20,525

Depreciation and amortization related to Warnaco acquisition (principally non-cash valuation amortization recorded in SG&A)	2,974		83,383

Debt modification and extinguishment costs			40,395

Interest expense incurred prior to the Warnaco acquisition closing date associated with $700M of senior notes		3,656	840	3,656

Tax effect of the items above(2)	(14,981)	(26,835)	(142,000)	(28,431)

Discrete tax items related to the Warnaco integration	4,647		5,151

Discrete tax item related to an increase to the Company’s previously-established liability for an uncertain tax position related to European and U.S. transfer pricing arrangements	120,000		120,000

Tax benefit resulting from recognition of previously unrecognized net operating loss assets and tax credits		(9,451)		(13,951)

Non-GAAP net income attributable to PVH Corp.	$119,012	$118,534	$580,993	$486,360

Non-GAAP diluted net income per common share attributable to PVH Corp.(1)	$1.43	$1.60	$7.03	$6.58

(1) Please see Note A in the Notes to the Consolidated GAAP Income Statements for reconciliations of GAAP diluted net (loss) income per common share to non-GAAP net income per common share.
(2) Please see Table 7 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 2 - Reconciliation of GAAP revenue to non-GAAP revenue

Year Ended
2/2/14

Revenue	$8,186,351

Items excluded:

Revenue reduction due to sales returns for certain Warnaco wholesale customers in connection with initiative to reduce excess inventory levels	30,000

Non-GAAP revenue	$8,216,351

Table 3 - Reconciliation of GAAP earnings before interest and taxes to non-GAAP earnings before interest and taxes

	Quarter Ended		Year Ended
	2/2/14	2/3/13	2/2/14	2/3/13

Earnings before interest and taxes	$160,004	$109,888	$513,462	$660,362

Items excluded:

Gross profit associated with Warnaco acquisition (including short-lived non-cash inventory valuation adjustments)	8,739		85,585

Actuarial (gains) losses on retirement plans (recorded in SG&A)	(52,539)	28,142	(52,539)	28,142

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	86,858	36,167	300,722	42,579

Loss recorded on the sale of Bass (recorded in SG&A)	775		20,228

SG&A impact of the amendment of an unfavorable contract			(24,309)

SG&A expenses associated with Tommy Hilfiger integration and related restructuring		6,107		20,525

Depreciation and amortization related to Warnaco acquisition (principally non-cash valuation amortization recorded in SG&A)	2,974		83,383

Debt modification and extinguishment costs			40,395

Non-GAAP earnings before interest and taxes	$206,811	$180,304	$966,927	$751,608

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 4 - Reconciliation of GAAP gross profit to non-GAAP gross profit

	Quarter Ended	Year Ended
	2/2/14	2/2/14

Gross profit	$1,069,543	$4,219,270

Items excluded:

Gross profit associated with Warnaco acquisition (including short-lived non-cash inventory valuation adjustments)	8,739	85,585

Non-GAAP gross profit	$1,078,282	$4,304,855

Table 5 - Reconciliation of GAAP SG&A to non-GAAP SG&A

	Quarter Ended		Year Ended
	2/2/14	2/3/13	2/2/14	2/3/13

SG&A	$909,539	$771,172	$3,673,469	$2,594,315

Items excluded:

Actuarial gains (losses) on retirement plans (recorded in SG&A)	52,539	(28,142)	52,539	(28,142)

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	(86,858)	(36,167)	(300,722)	(42,579)

Loss recorded on the sale of Bass (recorded in SG&A)	(775)		(20,228)

SG&A impact of the amendment of an unfavorable contract			24,309

SG&A expenses associated with Tommy Hilfiger integration and related restructuring		(6,107)		(20,525)

Depreciation and amortization related to Warnaco acquisition (principally non-cash valuation amortization recorded in SG&A)	(2,974)		(83,383)

Non-GAAP SG&A	$871,471	$700,756	$3,345,984	$2,503,069

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 6 - Reconciliation of GAAP net interest expense to non-GAAP net interest expense

	Quarter Ended	Year Ended
	2/3/13	2/2/14	2/3/13

Interest expense, net	$31,367	$184,696	$117,250

Items excluded:

Interest expense incurred prior to the Warnaco acquisition closing date associated with $700M of senior notes	(3,656)	(840)	(3,656)

Non-GAAP interest expense, net	$27,711	$183,856	$113,594

Table 7 - Reconciliation of GAAP income tax expense (benefit) to non-GAAP income tax expense

	Quarter Ended		Year Ended
	2/2/14	2/3/13	2/2/14	2/3/13

Income tax expense (benefit)	$152,168	$(2,227)	$185,284	$109,272

Items excluded:

Income tax effects of pre-tax items identified as non-GAAP exclusions (1)	14,981	26,835	142,000	28,431

Discrete tax items related to the Warnaco integration	(4,647)		(5,151)

Discrete tax item related to an increase to the Company’s previously-established liability for an uncertain tax position related to European and U.S. transfer pricing arrangements	(120,000)		(120,000)

Tax benefit resulting from recognition of previously unrecognized net operating loss assets and tax credits		9,451		13,951

Non-GAAP income tax expense	$42,502	$34,059	$202,133	$151,654

(1) The estimated tax effects of the Company’s non-GAAP exclusions are based on the Company’s assessment of taxability and deductibility. In making this assessment, the Company evaluated each pre-tax item that it has identified as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All of the Company’s pre-tax items identified as non-GAAP exclusions were assumed to be either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 8 - Reconciliation of GAAP depreciation and amortization to non-GAAP depreciation and amortization

	Quarter Ended	Year Ended
	2/2/14	2/2/14

Depreciation and amortization	$70,494	$313,594

Items excluded:

Depreciation and amortization related to Warnaco acquisition (principally short-lived non-cash valuation amortization recorded in SG&A)	(2,974)	(83,383)

Non-GAAP depreciation and amortization	$67,520	$230,211

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In thousands, except per share data)

A.    The Company computed its diluted net (loss) income per common share as follows:

	Quarter Ended				Quarter Ended
	2/2/14				2/3/13
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments		Results	Results	Adjustments		Results

Net (loss) income attributable to PVH Corp.	$(37,461)	$(156,473)	(1)	$119,012	$80,748	$(37,786)	(2)	$118,534

Weighted average common shares	81,838			81,838	72,040			72,040
Weighted average dilutive securities		1,128		1,128	1,589			1,589
Weighted average impact of assumed convertible preferred stock conversion					684			684
Total shares	81,838			82,966	74,313			74,313

Diluted net (loss) income per common share attributable to PVH Corp.	$(0.46)			$1.43	$1.09			$1.60

	Year Ended				Year Ended
	2/2/14				2/3/13
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments		Results	Results	Adjustments		Results

Net income attributable to PVH Corp.	$143,537	$(437,456)	(1)	$580,993	$433,840	$(52,520)	(2)	$486,360

Weighted average common shares	81,167			81,167	70,392			70,392
Weighted average dilutive securities	1,451			1,451	1,397			1,397
Weighted average impact of assumed convertible preferred stock conversion					2,087			2,087
Total shares	82,618			82,618	73,876			73,876

Diluted net income per common share attributable to PVH Corp.	$1.74			$7.03	$5.87			$6.58

(1)
Represents the impact on net (loss) income in the quarter and year ended February 2, 2014 from the elimination of (i) the expenses associated with the Company’s acquisition and integration of Warnaco and the related restructuring; (ii) the loss incurred in connection with the sale of substantially all of the assets of the Company’s Bass business, including related costs; (iii) the income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; (iv) the costs incurred in connection with the Company’s debt modification and extinguishment; (v) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued in 2012; (vi) the recognized actuarial gain on retirement plans; (vii) the tax effects associated with the foregoing items; (viii) non-recurring discrete tax items related to the Warnaco integration; and (ix) a non-recurring discrete tax item attributable to an increase to the Company’s previously-established liability for an uncertain tax position related to European and U.S. transfer pricing arrangements. Please see Table 1 for a reconciliation of GAAP net (loss) income to non-GAAP net income. Adjustments to weighted average dilutive securities for the quarter ended February 2, 2014 represent the dilutive impacts of securities included in the non-GAAP earnings per share calculations. Such amounts are not included in the GAAP earnings per share calculation for the quarter ended February 2, 2014 because there are GAAP net losses attributable to PVH Corp., and, as such, the inclusion of these securities would have been antidilutive.

(2) Represents the impact on net income in the quarter and year ended February 3, 2013 from the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) the costs incurred in connection with the Company’s acquisition of Warnaco; (iii) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued in 2012; (iv) the recognized actuarial loss on retirement plans; (v) the tax effects associated with the foregoing costs; and (vi) the tax benefit resulting from the recognition of previously unrecognized net operating loss assets and tax credits. Please see Table 1 for a reconciliation of GAAP net income to non-GAAP net income.

PVH CORP.
Consolidated Balance Sheets
(In thousands)

	2/2/14	2/3/13
ASSETS
Current Assets:
Cash and Cash Equivalents	$593,159	$892,209
Receivables	761,133	441,324
Inventories	1,280,958	878,415
Other Current Assets	363,342	225,058
Total Current Assets	2,998,592	2,437,006
Property, Plant and Equipment	712,078	561,335
Goodwill and Other Intangible Assets	7,558,960	4,539,892
Other Assets	377,983	243,316
	$11,647,613	$7,781,549

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,460,601	$1,063,600
Short-Term Borrowings	6,796	10,847
Current Portion of Long-Term Debt	85,000	88,000
Other Liabilities	1,876,216	1,154,891
Long-Term Debt	3,878,221	2,211,642
Redeemable Non-Controlling Interest	5,600
Stockholders’ Equity	4,335,179	3,252,569
	$11,647,613	$7,781,549

PVH CORP.
Segment Data
(In thousands)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	2/2/14	2/3/13
Calvin Klein North America
Net sales	$307,296	$206,683
Royalty revenue	27,801	34,788
Advertising and other revenue	10,104	12,540
Total	345,201	254,011

Calvin Klein International
Net sales	311,676	10,011
Royalty revenue	22,646	38,974
Advertising and other revenue	8,897	14,373
Total	343,219	63,358

Total Calvin Klein
Net sales	618,972	216,694
Royalty revenue	50,447	73,762
Advertising and other revenue	19,001	26,913
Total	688,420	317,369

Tommy Hilfiger North America
Net sales	399,437	399,594
Royalty revenue	6,692	6,186
Advertising and other revenue	2,263	1,672
Total	408,392	407,452

Tommy Hilfiger International
Net sales	478,804	469,162
Royalty revenue	13,650	13,246
Advertising and other revenue	1,083	1,245
Total	493,537	483,653

Total Tommy Hilfiger
Net sales	878,241	868,756
Royalty revenue	20,342	19,432
Advertising and other revenue	3,346	2,917
Total	901,929	891,105

Heritage Brands Wholesale
Net sales	364,053	240,966
Royalty revenue	4,337	3,854
Advertising and other revenue	698	1,117
Total	369,088	245,937

Heritage Brands Retail
Net sales	92,225	180,494
Royalty revenue	480	1,054
Advertising and other revenue	77	241
Total	92,782	181,789

Total Heritage Brands
Net sales	456,278	421,460
Royalty revenue	4,817	4,908
Advertising and other revenue	775	1,358
Total	461,870	427,726

Total Revenue
Net sales	1,953,491	1,506,910
Royalty revenue	75,606	98,102
Advertising and other revenue	23,122	31,188
Total	$2,052,219	$1,636,200

PVH CORP.
Segment Data (continued)
(In thousands)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	2/2/14			2/3/13
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$43,944	$(8,460)	$52,404	$47,701		$47,701

Calvin Klein International	(20,799)	(54,633)	33,834	26,089		26,089

Total Calvin Klein	23,145	(63,093)	86,238	73,790		73,790

Tommy Hilfiger North America	54,930		54,930	52,491		52,491

Tommy Hilfiger International	62,589		62,589	43,636	$(5,643)	49,279

Total Tommy Hilfiger	117,519		117,519	96,127	(5,643)	101,770

Heritage Brands Wholesale	23,336	(6,852)	30,188	24,127		24,127

Heritage Brands Retail	(2,076)	(775)	(1,301)	2,431		2,431

Total Heritage Brands	21,260	(7,627)	28,887	26,558		26,558

Corporate	(1,920)	23,913	(25,833)	(86,587)	(64,773)	(21,814)

Total earnings before interest and taxes	$160,004	$(46,807)	$206,811	$109,888	$(70,416)	$180,304

(1)
Adjustments for the quarter ended February 2, 2014 represent the elimination of (i) the costs incurred in connection with the Company’s integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the sale of substantially all of the assets of its Bass business; and (iii) the recognized actuarial gain on retirement plans.

(2)
Adjustments for the quarter ended February 3, 2013 represent the elimination of (i) the costs incurred in connection with the Company’s acquisition of Warnaco; (ii) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; and (iii) the recognized actuarial loss on retirement plans.

PVH CORP.
Segment Data (continued)
(In thousands)

REVENUE BY SEGMENT
	Year Ended			Year Ended
	2/2/14			2/3/13
	Results
	Under		Non-GAAP
Calvin Klein North America	GAAP	Adjustments(1)	Results
Net sales	$1,316,765		$1,316,765	$714,862
Royalty revenue	113,924		113,924	136,957
Advertising and other revenue	41,888		41,888	55,300
Total	1,472,577		1,472,577	907,119

Calvin Klein International
Net sales	1,186,932	$(30,000)	1,216,932	45,071
Royalty revenue	76,756		76,756	140,412
Advertising and other revenue	30,295		30,295	57,764
Total	1,293,983	(30,000)	1,323,983	243,247

Total Calvin Klein
Net sales	2,503,697	(30,000)	2,533,697	759,933
Royalty revenue	190,680		190,680	277,369
Advertising and other revenue	72,183		72,183	113,064
Total	2,766,560	(30,000)	2,796,560	1,150,366

Tommy Hilfiger North America
Net sales	1,505,589		1,505,589	1,399,323
Royalty revenue	27,599		27,599	22,364
Advertising and other revenue	9,015		9,015	8,073
Total	1,542,203		1,542,203	1,429,760

Tommy Hilfiger International
Net sales	1,834,793		1,834,793	1,732,228
Royalty revenue	51,718		51,718	50,038
Advertising and other revenue	4,548		4,548	4,964
Total	1,891,059		1,891,059	1,787,230

Total Tommy Hilfiger
Net sales	3,340,382		3,340,382	3,131,551
Royalty revenue	79,317		79,317	72,402
Advertising and other revenue	13,563		13,563	13,037
Total	3,433,262		3,433,262	3,216,990

Heritage Brands Wholesale
Net sales	1,420,287		1,420,287	991,781
Royalty revenue	16,433		16,433	15,477
Advertising and other revenue	2,780		2,780	4,872
Total	1,439,500		1,439,500	1,012,130

Heritage Brands Retail
Net sales	541,774		541,774	657,556
Royalty revenue	4,247		4,247	4,771
Advertising and other revenue	1,008		1,008	1,186
Total	547,029		547,029	663,513

Total Heritage Brands
Net sales	1,962,061		1,962,061	1,649,337
Royalty revenue	20,680		20,680	20,248
Advertising and other revenue	3,788		3,788	6,058
Total	1,986,529		1,986,529	1,675,643

Total Revenue
Net sales	7,806,140	(30,000)	7,836,140	5,540,821
Royalty revenue	290,677		290,677	370,019
Advertising and other revenue	89,534		89,534	132,159
Total	$8,186,351	$(30,000)	$8,216,351	$6,042,999

(1)
Adjustments for the year ended February 2, 2014 represent the elimination of sales returns for certain Warnaco wholesale customers in Asia in connection with an initiative to reduce excess inventory levels.

PVH CORP.
Segment Data (continued)
(In thousands)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Year Ended			Year Ended
	2/2/14			2/3/13
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$167,041	$(87,703)	$254,744	$182,124		$182,124

Calvin Klein International	(60,716)	(237,500)	176,784	102,544		102,544

Total Calvin Klein	106,325	(325,203)	431,528	284,668		284,668

Tommy Hilfiger North America	242,473	12,000	230,473	200,121	$(379)	200,500

Tommy Hilfiger International	260,570	12,309	248,261	220,812	(15,441)	236,253

Total Tommy Hilfiger	503,043	24,309	478,734	420,933	(15,820)	436,753

Heritage Brands Wholesale	114,400	(43,874)	158,274	101,087		101,087

Heritage Brands Retail	(24,397)	(20,228)	(4,169)	13,498		13,498

Total Heritage Brands	90,003	(64,102)	154,105	114,585		114,585

Corporate	(185,909)	(88,469)	(97,440)	(159,824)	(75,426)	(84,398)

Total earnings before interest and taxes	$513,462	$(453,465)	$966,927	$660,362	$(91,246)	$751,608

(1)
Adjustments for the year ended February 2, 2014 represent the elimination of (i) the costs incurred in connection with the Company’s acquisition and integration of Warnaco and the related restructuring; (ii) the loss incurred in connection with the sale of substantially all of the assets of the Company’s Bass business, including related costs; (iii) the income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; (iv) the costs incurred in connection with the Company’s debt modification and extinguishment; and (v) the recognized actuarial gain on retirement plans.

(2)
Adjustments for the year ended February 3, 2013 represent the elimination of (i) the costs incurred in connection with the Company’s acquisition of Warnaco; (ii) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; and (iii) the recognized actuarial loss on retirement plans.

PVH CORP.
Appendix A
(In thousands, except per share data)

During the process of finalizing the Warnaco purchase price allocation in the fourth quarter of 2013, the Company received additional information about facts and circumstances that existed as of the Warnaco acquisition date. As a result of the receipt of new information, which was included in the final valuation report received from a third-party valuation firm, and considering the results of that report, the Company estimated the fair value of the order backlog acquired as part of the Warnaco acquisition to be $24,100 lower than the estimated provisional amount. As a result of this adjustment to fair value, the carrying amount of the order backlog (which was being amortized principally over six months) was retrospectively decreased as of February 13, 2013, with a corresponding increase to goodwill and other intangible assets (net of related deferred taxes), and the related order backlog amortization expense for the first and second quarters of 2013 was reduced. The Company recorded these measurement period adjustments in the fourth quarter of 2013 and applied the adjustments retrospectively in accordance with FASB guidance for business combinations. The measurement period adjustments were included in the results of the Calvin Klein International segment. The Company’s non-GAAP results were not impacted by this adjustment, as costs incurred in connection with the acquisition, integration and related restructuring of Warnaco, including short-lived valuation adjustments and amortization, were excluded on a non-GAAP basis during 2013. On a GAAP basis, the Company’s results were adjusted as follows:

	Quarter Ended			Quarter Ended
	5/5/13			8/4/13
	As Originally Reported	Measurement Period Adjustments	As Retrospectively Adjusted	As Originally Reported	Measurement Period Adjustments	As Retrospectively Adjusted

Selling, general and administrative expenses(1)	$907,008	$(11,630)	$895,378	$953,468	$(12,286)	$941,182
Earnings before interest and taxes	6,785	11,630	18,415	73,433	12,286	85,719
Income tax expense	(19,151)	1,894	(17,257)	41,963	1,689	43,652
Net income	(20,052)	9,736	(10,316)	(15,996)	10,597	(5,399)
Diluted net income per common share	(0.25)	0.12	(0.13)	(0.20)	0.13	(0.07)

(1) The difference between the decrease in selling, general and administrative expenses and the decrease in the fair value of the intangible asset relates to changes in exchange rates subsequent to the acquisition date.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its (1) 2014 estimated results excluding (a) costs expected to be incurred in connection with its integration of Warnaco and the related restructuring; (b) costs incurred in connection with the refinancing of the Company’s term loans and the redemption of its 7 3/8% senior notes due 2020; and (c) the estimated tax effects associated with these costs, and (2) 2013 previous guidance excluding (a) costs expected to be incurred in connection with its acquisition and integration of Warnaco and the related restructuring; (b) the loss incurred in connection with the sale of substantially all of the assets of its Bass business, including related costs; (c) the income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; (d) the costs incurred in connection with the Company’s debt modification and extinguishment in the first quarter of 2013; (e) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued in 2012; (f) the estimated tax effects associated with these items; and (g) non-recurring discrete tax items related to the Warnaco integration. The 2014 estimated results and 2013 previous guidance are on a non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The estimated tax effects associated with the above costs are based on the Company’s assessment of taxability and deductibility. In making this assessment, the Company evaluated each pre-tax item that it has identified as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were assumed to be either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

	2014 Guidance		Previous 2013 Guidance
Net Income Per Common Share Reconciliations	Full Year 2014 (Estimated)	First Quarter 2014 (Estimated)	Full Year 2013 (Estimated)	Fourth Quarter 2013 (Estimated)

GAAP net income per common share attributable to PVH Corp.	$5.67 - $5.77	$0.28 - $0.33	$2.56	$0.85
Estimated per common share impact of items identified as non-GAAP exclusions	$1.73	$1.17	$4.44	$0.55
Net income per common share attributable to PVH Corp. excluding impact of items identified as non-GAAP exclusions	$7.40 -$7.50	$1.45 - $1.50	$7.00	$1.40

The GAAP net income per common share amounts presented in the above table are being provided solely to comply with applicable SEC rules and are not, and should not be construed to be, guidance for the Company’s 2014 fiscal year. The Company’s net income per common share, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of acquisition, restructuring, divestment or similar transactions or activities, the timing and strategy of restructuring and integration initiatives or other one-time events, if any, that the Company engages in or suffers during the period or any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans. Other than the Company’s acquisition of Warnaco, which closed on February 13, 2013 and the related restructuring, the sale of substantially all of the assets of the Bass business, which closed on November 4, 2013, and the Company’s refinancing of its term loans and the redemption of its 7 3/8% senior notes due 2020, which occurred in March 2014, the Company has no current understanding or agreement regarding any such material transaction or definitive plans regarding any such material activity.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

Reconciliation of GAAP Diluted Net Income Per Common Share to Non-GAAP Diluted Net Income Per Common Share

(In millions, except per share data)

	First Quarter 2013
	(Actual)
	Results Under GAAP	Adjustments		Non-GAAP Results

Net (loss) income attributable to PVH Corp.	$(10,316)	$165,952	(1)	$155,636
Total weighted average shares	79,970			81,656

Diluted net (loss) income per common share attributable to PVH Corp.	$(0.13)			$1.91

(1) Represents the impact on net (loss) income in the quarter ended May 5, 2013 from the elimination of (i) costs incurred in connection with the Company’s acquisition and integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the Company’s debt modification and extinguishment in the first quarter of 2013; (iii) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued in 2012; and (iv) the tax effects associated with the foregoing costs.